Exhibit 99.1

BlackSky Appoints Susan M. Gordon to Board of Directors

Geospatial Intelligence Company Adds National Intelligence Community Leader to Leadership Team

HERNDON, Va. – October 5, 2021 – BlackSky (NYSE: BKSY) welcomes Susan M. (Sue) Gordon to its Board of Directors. Ms. Gordon is the former principal deputy director of national intelligence, the nation’s highest-ranking career intelligence officer. In that capacity, Ms. Gordon managed the operations of the intelligence community and was a key advisor to the President and National Security Council.

“Sue is a highly respected intelligence professional, and we’re thrilled to welcome her to BlackSky’s Board of Directors,” said Brian E. O’Toole, CEO of BlackSky. “Sue is a visionary leader and we are looking forward to her strategic counsel and broad expertise as BlackSky transitions into its next phase of growth and a new era of real-time global intelligence.”

Prior to her role as principal deputy director of national intelligence, Ms. Gordon served as deputy director of the National Geospatial-Intelligence Agency (NGA). In this position, she provided leadership to the agency and managed the National System of Geospatial Intelligence. Prior to the NGA, she served 27 years at the CIA. At the CIA, Ms. Gordon rose to senior executive positions in each of the CIA’s four directorates: operations, analysis, science and technology, and support; led the establishment of CIA’s venture arm, In-Q-Tel; and served as the senior advisor to the director of central intelligence on cyber issues.

Ms. Gordon currently serves on the boards of directors of CACI International, Avantus Federal, and the National Intelligence University Foundation. She also serves on several technology advisory boards and consults with Microsoft corporation. Ms. Gordon is a fellow at Duke and Harvard Universities, and she continues to support academic activities for the Department of Defense Department and intelligence community.

Exhibit 99.1

“I’m excited to join BlackSky’s Board of Directors,” said Ms. Gordon. “Real-time information on emerging global events is essential for decision makers and leaders in government and enterprises worldwide. BlackSky’s real-time intelligence capabilities offer a competitive advantage for critical decision making. I look forward to helping the company develop new technologies and solutions to serve its global customer base and reach new heights capitalizing on today’s new commercial space economy.”

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About BlackSky Technology Inc.

BlackSky (NYSE: BKSY) is a leading provider of real-time geospatial intelligence. BlackSky monitors activities and facilities worldwide by harnessing the world’s emerging sensor networks and leveraging its own satellite constellation. BlackSky processes millions of data elements daily from its constellation as well as a variety of space, IoT, and terrestrial-based sensors and data feeds. BlackSky’s on-demand constellation of satellites can image a location multiple times throughout the day. BlackSky monitors for pattern-of-life anomalies to produce alerts and enhance situational awareness. BlackSky’s monitoring service, Spectra AI, is powered by cutting-edge compute techniques including machine learning, artificial intelligence, computer vision, and natural language processing. BlackSky’s global monitoring solution is available via a simple subscription and requires no IT infrastructure or setup.

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